As filed with the Securities and Exchange Commission on November 16, 2020

Registration No. 333-249647

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

FORM F-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Ebang International Holdings Inc.

(Exact name of Registrant as specified in its charter)

Cayman Islands	3674	Not Applicable
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

26-27/F, Building 3, Xinbei Qianjiang International Building
Qianjiang Economic and Technological Development Zone
Yuhang District, Hangzhou, Zhejiang, 311100
People’s Republic of China

+86 571-8817-6197

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Weiheng Chen, Esq.

Wilson Sonsini Goodrich & Rosati

Suite 1509, 15/F, Jardine House

1 Connaught Place, Central

Hong Kong

+852 3972-4955

Dan Ouyang, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

Unit 2901, 29F, Tower C, Beijing Yintai Centre

No. 2 Jianguomenwai Avenue,

Chaoyang District, Beijing 100022

The People’s Republic of China

+86 10-6529-8300

Louis Taubman, Esq. Ying Li, Esq. Guillaume de Sampigny. Esq. Hunter Taubman Fischer & Li LLC 800 Third Avenue, Suite 2800 New York, NY 10022 212-530-2210

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, or the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)(2)		Amount of registration fee(4)
Units consisting of:	US$	50,000,000	US$	5,455.00
(i) Class A ordinary shares, par value HK$0.001 per share					(3)
(ii) Warrants to purchase Class A ordinary shares					(3)
Class A ordinary shares issuable upon exercise of Warrants	US$	28,750,000	US$	3,136.63
Total	US$	78,750,000	US$	8,591.63

(1)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	In accordance with Rule 416 under the Securities Act, the registrant is also registering an indeterminate number of additional Class A ordinary shares that may be issuable after the date hereof as a result of share splits, share dividends, or similar transactions.

(3)	No fee required pursuant to Rule 457(g) under the Securities Act.

(4)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a) may determine.

EXPLANATORY NOTE

This Amendment No. 3 is being filed solely for the purpose of updating exhibits to this registration statement on Form F-1, as amended, or the Registration Statement, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note, revised versions of the cover page and exhibit index of the Registration Statement. This Amendment No. 3 does not contain copies of the prospectus included in the Registration Statement, which remains unchanged from the Registration Statement filed on November 6, 2020.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent that any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as providing indemnification against fraud or dishonesty.

Our amended and restated memorandum and articles of association provide that each officer or director of our company (but not auditors) shall be indemnified out of our assets against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such director or officer, other than by reason of such person’s own dishonesty or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his or her duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Under the form of indemnification agreement filed as Exhibit 10.1 to this registration statement, we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

The form of placement agency agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities

During the past three years, we have issued and sold the securities described below without registering the securities under the Securities Act. None of these transactions involved any underwriters’ underwriting discounts or commissions, or any public offering.

We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation D under the Securities Act or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. We believe that our issuances of options to our employees, directors, officers and consultants were exempt from registration under the Securities Act in reliance on Rule 701 under the Securities Act. No underwriters were involved in these issuances of securities.

Purchaser	Date of Issuance	Class of Securities	Number of Securities	Consideration (per share)

Craig Taylor Fulton	May 17, 2018	Ordinary shares	1	HK$	0.001

Top Max Limited	May 17, 2018	Ordinary shares	1	HK$	0.001

Top Max Limited, Tiptop Partner Limited, Top One Limited, Aureate Aries Limited, Enjoyor (Hong Kong) Company Limited, Strong 365 Limited, Best Communication Limited, Master Future Access Limited, Rising Delight Enterprises Limited, Zero To Billion Chain Limited, Tian Rui Investment Holdings Company Limited, Feli Holdings Limited, Century Technology Limited, Hz Qwang Limited, Qiansheng Of Technology Co., Ltd., Brain Holdings Co., Incorporated, Sharp Force Technology Limited, Grand Elec-tech Limited, Technology Source Limited, Vakker Limited, KMY Technology Limited, Broadsight Technologies Co., Ltd., Sophie.W Holdings Limited, Tong Yuan Investment Limited, Yijia Technology Limited, JuJian Limited, Decho Technology Limited, Maocity Limited, Howso Investment Limited, Opaige Limited, Tycoon Technology Limited, Cheng.W Limited, MOJF Limited, Three Apples Limited, Hongxing Technology Limited, Beijing Happy Brother Technology Limited, Yi Han Technology Limited, Wenguangxiao Limited, Hongchuang Limited, Feihang Limited, CCH King Holdings Limited, Hejian Technology Holdings Limited, Ruisheng Technology Limited, Cocolala Limited, Omlong Limited and Hong Kong Litian Technology Limited	May 24, 2018	Ordinary shares	60,056,828, 5,528,000, 5,040,000, 4,889,790, 4,000,000, 3,151,095, 3,168,000, 3,150,000, 2,773,000, 2,012,000, 1,196,500, 1,150,000, 1,080,000, 1,069,500, 1,000,000, 950,000, 918,000, 900,000, 700,000, 650,000, 647,000, 634,500, 458,885, 425,000, 397,565, 391,000, 368,760, 334,000, 325,000, 301,000, 300,000, 275,940, 248,000, 233,490, 227,745, 219,000, 218,611, 205,500, 200,000, 191,760, 162,225, 150,000, 143,595, 135,000, 77,000 and 1,117,710	HK$	0.001

Item 8. Exhibits and Financial Statement Schedules

(a)	Exhibits

See Exhibits Index beginning on page II-5 of this registration statement.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

Item 9. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(2)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(3)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(e)	That, for the purpose of determining liability under the Securities Act to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(f)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(g)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(h)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBITS INDEX

Exhibit No.	Description of Exhibit
1.1*	Form of Placement Agency Agreement
3.1	Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect (incorporated herein by reference to Exhibit 3.2 to the registration statement on Form F-1 (File No. 333-237843), as amended, initially filed with the Securities and Exchange Commission on June 17, 2020)
4.1	Registrant’s Specimen Certificate for Class A Ordinary Shares (incorporated herein by reference to Exhibit 4.1 to the registration statement on Form F-1 (File No. 333-237843), as amended, initially filed with the Securities and Exchange Commission on April 24, 2020)
4.2*	Form of Warrant
5.1*	Opinion of Conyers Dill & Pearman regarding the validity of the Class A ordinary shares and warrants being registered
5.2	Opinion of Wilson Sonsini Goodrich & Rosati regarding the enforceability of warrants being registered
8.1*	Opinion of Conyers Dill & Pearman regarding certain Cayman Islands tax matters
8.2*	Opinion of Jingtian & Gongcheng regarding certain PRC tax matters (included in Exhibit 99.2)
10.1	Form of Indemnification Agreement between the Registrant and each of its directors and executive officers (incorporated herein by reference to Exhibit 4.1 to the registration statement on Form F-1 (File No. 333-237843), as amended, initially filed with the Securities and Exchange Commission on April 24, 2020)
10.2	Form of Employment Agreement between the Registrant and each of its executive officers (incorporated herein by reference to Exhibit 4.1 to the registration statement on Form F-1 (File No. 333-237843), as amended, initially filed with the Securities and Exchange Commission on April 24, 2020)
10.3	2020 Share Incentive Plan (incorporated herein by reference to Exhibit 4.1 to the registration statement on Form F-1 (File No. 333-237843), as amended, initially filed with the Securities and Exchange Commission on April 24, 2020)
10.4*	Form of Securities Purchase Agreement
10.5*	Form of Escrow Agreement
21.1*	Significant Subsidiaries of the Registrant
23.1*	Consent of MaloneBailey, LLP, an independent registered public accounting firm
23.2*	Consent of Conyers Dill and Pearman (included in Exhibit 5.1)
23.3*	Consent of Jingtian & Gongcheng (included in Exhibit 99.2)
23.4	Consent of Wilson Sonsini Goodrich & Rosati (included in Exhibit 5.2)
23.5*	Consent of Fooks Legal Commercial
23.6*	Consent of Bayfront Law LLC
23.7*	Consent of Quigg Partners
23.8	Consent of Sunsion Law Professional Corporation
24.1*	Powers of Attorney (included on signature page)
99.1	Code of Business Conduct and Ethics of the Registrant (incorporated herein by reference to Exhibit 4.1 to the registration statement on Form F-1 (File No. 333-237843), as amended, initially filed with the Securities and Exchange Commission on April 24, 2020)
99.2*	Opinion of Jingtian & Gongcheng regarding certain PRC law matters
99.3*	Consent of Frost & Sullivan

*	Previously filed

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hang Zhou, Zhejiang Province, People’s Republic of China, on November 16, 2020.

Ebang International Holdings Inc.

By:	/s/ Dong Hu
	Name:	Dong Hu
	Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dong Hu	Chairman and Chief Executive Officer	November 16, 2020
Name: Dong Hu	principal executive officer)

*	Chief Financial Officer	November 16, 2020
Name: Lei Chen	(principal financial and accounting officer)

*	Director	November 16, 2020
Name: Chunjuan Peng

*	Director	November 16, 2020
Name: Sufeng Wang

*	Director	November 16, 2020
Name: Tingjie Lyu

*	Director	November 16, 2020
Name: Ken He

*By:	/s/ Dong Hu
	Name:	Dong Hu
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Ebang International Holdings Inc., has signed this registration statement or amendment thereto in New York on November 16, 2020.

COGENCY GLOBAL INC.
Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries
Title: Senior Vice President